Exhibit 99.1

Bion Preparing Organic Application for 3G Technology Process

December 13, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), is a provider of advanced livestock waste treatment technology that recovers the volatile ammonia nitrogen from the waste stream and converts it into ammonium bicarbonate, a stable, water soluble, readily available nitrogen fertilizer. Bion announced today that it is preparing an application to the Organic Materials Review Institute (OMRI) for certification of its ammonium bicarbonate production process; this will, in effect, qualify the ammonium bicarbonate co-product for use in the production of organic crops.

An organic designation will represent a significant increase in value for Bion’s co-product. According to Craig Scott, Bion’s director of communications, “The added economic driver of an organic, water-soluble and quick-release nitrogen fertilizer cannot be overemphasized. U.S. organic sales hit a record $52.5 billion in 2018, making it the fastest growing segment of American agriculture.”

Bion’s third generation technology was developed specifically to produce fertilizer products that can be certified for use in organic production, in order to target these highest-value marketplaces. The 3G platform, patented in October 2018, is designed to isolate and capture the large volume of volatile and reactive ammonia-nitrogen contained in the livestock waste stream. The technology platform utilizes mechanical and thermal processes, absent any chemicals or other additives. Bion’s ammonium bicarbonate crystals, produced in the 3G pilot, have now been analyzed by an independent lab. The lab data is the foundation of an application to OMRI that is expected to be submitted in the near future.

Craig Scott added, “Everyone has been focused on nutrient credit revenues in Pennsylvania; but remember, we developed the 3G platform to diversify our revenue sources. While we fully expect to succeed in establishing a credit market in PA (and nationally), Bion’s strategy has been to expand on its livestock waste treatment capabilities to include economic opportunities in greenhouse gas/ carbon reductions, nutrient reductions, higher value – organic – fertilizers, and ultimately conveying these improvements to the consumer with a USDA-certified sustainable brand. We continue to move forward on all counts.”

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. The platform simultaneously improves resource and operational efficiencies through the production of renewable energy, high-value coproducts and sustainable branding opportunities. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘expect(ed)’, ‘will’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct